Exhibit 99.1

Contact:

Michael Watts

Vice president, investor relations and

corporate communications

858-410-8673

For Immediate Release

Gen-Probe Reports Financial Results for the Fourth Quarter of 2011

– Total Revenues Establish New Quarterly Record of $158.2 Million, Up 16% –

– Non-GAAP Earnings Per Share Set New High of $0.72, Up 18%,

While GAAP Earnings Per Share Total $0.42 –

SAN DIEGO, CA, February 13, 2012 — Gen-Probe Incorporated (NASDAQ: GPRO) today reported financial results for the fourth quarter of 2011. Total revenues in the quarter grew 16%, to a new record of $158.2 million, while non-GAAP earnings per share (EPS) increased 18%, to a new high of $0.72.

“Gen-Probe finished 2011 strong, as blood screening sales rebounded in the fourth quarter while clinical diagnostics revenues continued their solid growth,” said Carl Hull, the Company’s chairman and chief executive officer. “We enter 2012 with excellent momentum based on several new product launches that are off to good starts.”

Key financial results for the fourth quarter of 2011 were ($ in millions, except EPS):

	Non-GAAP			GAAP
	2011	2010	Change	2011	2010	Change
Total revenues	$158.2	$136.7	+16%	$158.2	$136.7	+16%
Product sales	$155.2	$131.1	+18%	$155.2	$131.1	+18%
Operating profit	$45.8	$40.1	+14%	$29.4	$36.8	-20%
Net income	$33.7	$29.4	+15%	$19.9	$27.2	-27%
EPS	$0.72	$0.61	+18%	$0.42	$0.56	-25%

Gen-Probe’s GAAP results for the fourth quarter of 2011 were negatively affected by impairment charges of $12.7 million related to acquired goodwill and intangible assets.

Revenue Detail

In the fourth quarter of 2011, clinical diagnostics product sales grew by 13% compared to the prior year period. This increase was driven primarily by domestic and international growth of the APTIMA Combo 2® assay for detecting Chlamydia and gonorrhea, and by the inclusion of sales from the former GTI Diagnostics (GTI), which the Company acquired in December of 2010. Foreign currency fluctuations reduced clinical diagnostics sales by an estimated $0.1 million compared to the prior year period.

In blood screening, fourth-quarter sales increased by 30% compared to the prior year period, as expected, mainly due to greater shipments of assays and TIGRIS® instruments to Novartis, the Company’s blood screening collaboration partner. Foreign currency fluctuations increased blood screening sales by an estimated $0.2 million compared to the prior year period.

Sales of research products and services in the fourth quarter of 2011 were $2.4 million, down 29% compared to the prior year period. Foreign currency fluctuations had an immaterial effect on sales of research products and services compared to the prior year period.

Fourth quarter product sales were ($ in millions):

	Three Months Ended Dec. 31,		Change
	2011	2010	As Reported	Constant Currency
Clinical Diagnostics	$90.6	$80.1	+13%	+13%
Blood Screening	$62.1	$47.6	+30%	+30%
Research Products and Services	$2.4	$3.4	-29%	-29%

Total Product Sales	$155.2	$131.1	+18%	+18%

Collaborative research revenues in the fourth quarter of 2011 were $1.4 million, compared to $3.7 million in the prior year period, a decrease of 62% that resulted primarily from an expected decrease in funding from Novartis associated with the development of the fully automated PANTHER® instrument for the blood screening market. The PANTHER system remains on track to be launched into international blood screening markets this year.

Royalty and license revenues in the fourth quarter of 2011 were $1.6 million, compared to $1.9 million in the prior year period, a decrease of 16%.

GAAP Income Statement Details

Gross margin on product sales was 66.7% in the fourth quarter of 2011, compared to 69.4% in the prior year period. This decrease resulted mainly from higher sales of low-margin instrumentation to Novartis, which are generally a precursor to future assay sales.

Acquisition-related amortization expenses were $2.8 million in the fourth quarter of 2011, compared to $2.2 million in the prior year period, an increase of 27% that resulted mainly from the acquisition of GTI.

Research and development (R&D) expenses were $28.2 million in the fourth quarter of 2011, compared to $26.9 million in the prior year period, an increase of 5% that resulted primarily from the addition of GTI’s R&D programs.

Marketing and sales expenses were $17.1 million in the fourth quarter of 2011, compared to $15.0 million in the prior year period, an increase of 14% that resulted primarily from the addition of GTI’s cost structure and ongoing European commercial expansion.

General and administrative (G&A) expenses were $16.2 million in the fourth quarter of 2011, compared to $15.6 million in the prior year period, an increase of 4% that resulted mainly from the addition of GTI’s cost structure.

Goodwill and asset impairment charges totaled $12.7 million in the fourth quarter of 2011. Of this charge, $8.7 million related to goodwill associated with the Company’s research products and services business, which was acquired as part of the Tepnel acquisition in April of 2009, and $4.0 million related to in-process research and development intangible assets of GTI.

Total other income, net, was $0.4 million in the fourth quarter of 2011, compared to total other income, net, of $1.2 million in the prior year period, a decrease of 67%. This decrease resulted primarily from a non-cash gain in the prior year period and unfavorable exchange rate effects.

Income tax expense was $10.0 million in the fourth quarter of 2011, corresponding to an effective tax rate of 33%.

Non-GAAP Income Statement Details

In the fourth quarter of 2011, non-GAAP gross margin on product sales, R&D expenses, marketing and sales expenses, and total other income, net, were similar to the corresponding GAAP results.

Excluding transaction-related expenses and restructuring costs, non-GAAP G&A expenses were $15.6 million in the fourth quarter of 2011, compared to $14.7 million in the prior year period, an increase of 6%.

Non-GAAP income tax expense was $12.4 million in the fourth quarter of 2011, corresponding to an effective tax rate of 27%. Income tax expense was less than expected in the fourth quarter due to the utilization of foreign losses and higher ex-US sales.

Cash Flows and Balance Sheet

In the fourth quarter of 2011, Gen-Probe generated net cash of $53.4 million from operating activities, and spent $7.2 million on property, plant and equipment, leading to free cash flow of $46.2 million, a new quarterly record.

Gen-Probe continues to maintain a strong balance sheet. As of December 31, 2011, the Company had $368.0 million of cash, cash equivalents and marketable securities, and $248.0 million of short-term debt. The Company pays interest on this debt at a rate 0.6% above the one-month London Interbank Offered Rate (LIBOR), which was recently below 0.3%.

During the fourth quarter of 2011, Gen-Probe repurchased 1.7 million shares of Company stock for $100 million, corresponding to an average purchase price of $58.83 per share. This completed the $100 million repurchase plan that was announced in November of 2011.

2012 Financial Guidance

“We anticipate returning to low double-digit organic revenue growth in 2012 based on multiple new product launches that are still in their early stages,” said Herm Rosenman, Gen-Probe’s senior vice president, finance, and chief financial officer. “We forecast a similar rate of bottom-line growth in 2012 as we invest in these launches and in a series of R&D projects that extend our lead in assay and instrument performance. We believe that these investments position us well for solid, sustainable growth over the next several years.”

Gen-Probe’s 2012 financial guidance is provided below:

	Non-GAAP	GAAP
Total revenues	$630 to $655 million	$630 to $655 million
Product gross margins	68% to 69.5%	68% to 69.5%
Acquisition-related amortization, restructuring and other transaction expense	N/A	~ $15 million
Operating margin	26.5% to 28%	24.5% to 26%
Tax rate	30.5% to 32.5%	30.5% to 32.5%
Diluted shares	~ 47 million	~ 47 million
EPS	$2.50 to $2.68	$2.30 to $2.48

About Non-GAAP Financial Measures

Gen-Probe’s management believes that non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain expenses and other items that may not be indicative of core business results. To supplement the Company’s financial results for the fourth quarter of 2011 and its 2012 financial guidance, in each case presented in accordance with GAAP, Gen-Probe uses the following financial measures defined as non-GAAP by the SEC: non-GAAP net income, non-GAAP gross margin, non-GAAP R&D expenses, non-GAAP marketing and sales expenses, non-GAAP G&A expenses, non-GAAP operating profit, non-GAAP income tax rate, and non-GAAP EPS. Gen-Probe’s management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared and presented in accordance with GAAP. Gen-Probe believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Gen-Probe’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Gen-Probe’s historical performance and our competitors’ operating results. Gen-Probe believes these non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making. Further, our reconciliations of non-GAAP to GAAP operating results, which are included on the attached tables, are presented in the format of consolidated statements of income solely to assist a reader in understanding the impact of the various adjustments to our GAAP operating results, individually and in the aggregate, and are not intended to place any undue prominence on our non-GAAP operating results.

Notes on Presentation

In this news release, all per share amounts are calculated on a diluted basis. Some totals may not foot due to rounding. Certain prior year amounts have been reclassified to conform to the current year presentation.

Webcast Conference Call

A live webcast of Gen-Probe’s fourth quarter 2011 conference call for investors can be accessed at http://www.gen-probe.com beginning at 4:30 p.m. Eastern Time today. The webcast will be archived for at least 90 days. A telephone replay of the call also will be available for approximately 24 hours. Call 866-501-7043 (domestic) or 203-369-1846 (international).

About Gen-Probe

Gen-Probe is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective molecular diagnostic products and services that are used primarily to diagnose human diseases, screen donated human blood, and ensure transplant compatibility. Gen-Probe is headquartered in San Diego and employs approximately 1,400 people. For more information, go to www.gen-probe.com.

Trademarks

APTIMA, APTIMA COMBO 2, PANTHER and TIGRIS are trademarks of Gen-Probe. All other trademarks are the property of their owners.

Caution Regarding Forward-Looking Statements

Any statements in this news release about our expectations, beliefs, plans, objectives, assumptions or future events or performance, including those under the heading “2012 Financial Guidance,” are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning Gen-Probe’s financial condition, possible or expected results of operations, the development and commercialization of new products, regulatory approvals, future milestones, growth opportunities, market trends, and management plans are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied. Some of these risks, uncertainties and assumptions include but are not limited to: (i) the risk that we may not achieve our expected 2012 financial targets, (ii) the risk that we may not integrate acquisitions, such as Tepnel, Prodesse and GTI, successfully, (iii) the possibility that the market for the sale of our new products, such as our PANTHER system and PROGENSA PCA3, APTIMA HPV and APTIMA trichomonas assays, may not develop as expected, (iv) the enhancement of existing products and the development of new products may not proceed as planned, (v) the risk that investigational products, including those now in US clinical trials, may not be approved by regulatory authorities or become commercially available in the time frame we anticipate, or at all, (vi) the risk that we may not be able to compete effectively, (vii) the risk that we may not be able to maintain our current corporate collaborations or enter into new ones, (viii) our dependence on Novartis and other third parties for the distribution of some of our products, (ix) our dependence on a small number of customers, contract manufacturers and single source suppliers of raw materials, (x) changes in third-party reimbursement policies regarding our products could adversely affect sales, (xi) changes in government regulation or tax policy affecting our diagnostic products could harm our sales, increase our development costs or increase our taxes, (xii) the risk that our intellectual property may be infringed or invalidated, and (xiii) our involvement in patent and other intellectual property and commercial litigation could be expensive and could divert management’s attention. This list includes some, but not all, of the factors that could affect our ability to achieve results described in forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.

# # #

Gen-Probe Incorporated

Consolidated Balance Sheets—GAAP

(In thousands, except share and per share data)

	December 31, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents, including restricted cash of $38 and $16 at December 31, 2011 and December 31, 2010, respectively	$87,021	$59,690
Marketable securities	218,789	170,648
Trade accounts receivable, net of allowance for doubtful accounts of $320 and $355 at December 31, 2011 and December 31, 2010, respectively	57,767	54,739
Accounts receivable — other	3,446	5,493
Inventories	77,886	66,416
Deferred income tax	8,188	13,634
Prepaid expenses	11,555	14,665
Other current assets	4,967	5,148

Total current assets	469,619	390,433
Marketable securities, net of current portion	62,237	259,317
Property, plant and equipment, net	176,081	160,863
Capitalized software, net	16,992	13,981
Patents, net	11,758	12,450
Goodwill	140,404	150,308
Purchased intangibles, net	106,619	120,270
License, manufacturing access fees and other assets, net	61,738	60,175

Total assets	$1,045,448	$1,167,797

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$12,000	$14,614
Accrued salaries and employee benefits	28,795	26,825
Other accrued expenses	12,846	13,935
Income tax payable	1,857	634
Short-term borrowings	248,000	240,000
Deferred revenue	1,238	1,166

Total current liabilities	304,736	297,174
Non-current income tax payable	10,019	8,315
Deferred income tax	19,283	29,775
Deferred revenue, net of current portion	3,237	2,500
Other long-term liabilities	7,831	6,654
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 20,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 45,008,879 and 47,966,156 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively	5	5
Additional paid-in capital	23,650	195,820
Accumulated other comprehensive income (loss)	(313)	678
Retained earnings	677,000	626,876

Total stockholders’ equity	700,342	823,379

Total liabilities and stockholders’ equity	$1,045,448	$1,167,797

Gen-Probe Incorporated

Consolidated Statements of Income—GAAP

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenues:
Product sales	$155,162	$131,093	$562,588	$522,709
Collaborative research revenue	1,369	3,708	7,682	14,518
Royalty and license revenue	1,644	1,893	5,964	6,100

Total revenues	158,175	136,694	576,234	543,327
Operating expenses:
Cost of product sales (excluding acquisition-related intangible amortization)	51,742	40,104	173,645	169,222
Acquisition-related intangible amortization	2,760	2,231	11,061	8,847
Research and development	28,202	26,885	112,742	111,103
Marketing and sales	17,056	15,016	68,396	59,492
General and administrative	16,240	15,610	71,394	56,818
Goodwill and asset impairment charges	12,746	—	12,746	—

Total operating expenses	128,746	99,846	449,984	405,482

Income from operations	29,429	36,848	126,250	137,845
Other income (expense):
Investment and interest income	1,317	1,401	8,695	11,765
Interest expense	(546)	(535)	(2,070)	(2,216)
Gain on contingent consideration	—	399	—	7,994
Other-than-temporary impairment loss on equity investment	—	—	(39,482)	—
Other income (expense), net	(364)	(95)	(236)	(177)

Total other income (expense), net	407	1,170	(33,093)	17,366

Income before income tax	29,836	38,018	93,157	155,211
Income tax expense	9,977	10,780	43,033	48,274

Net income	$19,859	$27,238	$50,124	$106,937

Net income per share:
Basic	$0.43	$0.57	$1.06	$2.20

Diluted	$0.42	$0.56	$1.04	$2.18

Weighted average shares outstanding:
Basic	46,117	47,827	47,254	48,560

Diluted	46,944	48,455	48,387	49,033

Gen-Probe Incorporated

Consolidated Statements of Income – Non-GAAP Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31, 2011			Three Months Ended December 31, 2010
	Non-GAAP	Adjustments	GAAP	Non-GAAP	Adjustments	GAAP
Revenues:
Product sales	$155,162	$—	$155,162	$131,093	$—	$131,093
Collaborative research revenue	1,369	—	1,369	3,708	—	3,708
Royalty and license revenue	1,644	—	1,644	1,893	—	1,893

Total revenues	158,175	—	158,175	136,694	—	136,694
Operating expenses:
Cost of product sales (excluding acquisition-related intangible amortization)	51,626	116	51,742	40,013	91	40,104
Acquisition-related intangible amortization	—	2,760	2,760	—	2,231	2,231
Research and development	28,160	42	28,202	26,885	—	26,885
Marketing and sales	17,042	14	17,056	15,016	—	15,016
General and administrative	15,570	670	16,240	14,670	940	15,610
Goodwill and asset impairment charges	—	12,746	12,746	—	—	—

Total operating expenses	112,398	16,348	128,746	96,584	3,262	99,846

Income from operations	45,777	(16,348)	29,429	40,110	(3,262)	36,848
Other income (expense):
Investment and interest income	1,317	—	1,317	1,401	—	1,401
Interest expense	(546)	—	(546)	(535)	—	(535)
Gain on contingent consideration	—	—	—	—	399	399
Other income (expense), net	(364)	—	(364)	(95)	—	(95)

Total other income, net	407	—	407	771	399	1,170

Income before income tax	46,184	(16,348)	29,836	40,881	(2,863)	38,018
Income tax expense	12,441	(2,464)	9,977	11,437	(657)	10,780

Net income	$33,743	$(13,884)	$19,859	$29,444	$(2,206)	$27,238

Net income per share:
Basic	$0.73	$(0.30)	$0.43	$0.61	$(0.04)	$0.57

Diluted	$0.72	$(0.30)	$0.42	$0.61	$(0.05)	$0.56

Weighted average shares outstanding:
Basic	46,117		46,117	47,827		47,827

Diluted	46,944		46,944	48,455		48,455

Gen-Probe Incorporated

Consolidated Statements of Income – Non-GAAP Reconciliations

(In thousands, except per share data)

(Unaudited)

	Twelve Months Ended December 31, 2011			Twelve Months Ended December 31, 2010
	Non-GAAP	Adjustments	GAAP	Non-GAAP	Adjustments	GAAP
Revenues:
Product sales	$562,588	$—	$562,588	$522,709	$—	$522,709
Collaborative research revenue	7,682	—	7,682	14,518	—	14,518
Royalty and license revenue	5,964	—	5,964	6,100	—	6,100

Total revenues	576,234	—	576,234	543,327	—	543,327
Operating expenses:
Cost of product sales (excluding acquisition-related intangible amortization)	173,216	429	173,645	168,860	362	169,222
Acquisition-related intangible amortization	—	11,061	11,061	—	8,847	8,847
Research and development	112,633	109	112,742	111,103	—	111,103
Marketing and sales	68,359	37	68,396	59,492	—	59,492
General and administrative	66,170	5,224	71,394	54,491	2,327	56,818
Goodwill and asset impairment charges	—	12,746	12,746	—	—	—

Total operating expenses	420,378	29,606	449,984	393,946	11,536	405,482

Income from operations	155,856	(29,606)	126,250	149,381	(11,536)	137,845
Other income (expense):
Investment and interest income	8,695	—	8,695	11,765	—	11,765
Interest expense	(2,070)	—	(2,070)	(2,216)	—	(2,216)
Gain on contingent consideration	—	—	—	—	7,994	7,994
Other-than-temporary impairment loss on equity investment	—	(39,482)	(39,482)	—	—	—
Other income (expense), net	(236)	—	(236)	(177)	—	(177)

Total other income (expense), net	6,389	(39,482)	(33,093)	9,372	7,994	17,366

Income before income tax	162,245	(69,088)	93,157	158,753	(3,542)	155,211
Income tax expense	49,226	(6,193)	43,033	51,303	(3,029)	48,274

Net income	$113,019	$(62,895)	$50,124	$107,450	$(513)	$106,937

Net income per share:
Basic	$2.39	$(1.33)	$1.06	$2.21	$(0.01)	$2.20

Diluted	$2.34	$(1.30)	$1.04	$2.19	$(0.01)	$2.18

Weighted average shares outstanding:
Basic	47,254		47,254	48,560		48,560

Diluted	48,387		48,387	49,033		49,033

Gen-Probe Incorporated

Consolidated Statements of Cash Flows – GAAP

(In thousands)

(Unaudited)

	Twelve Months Ended December 31,
	2011	2010
Operating activities:
Net income	$50,124	$106,937
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	46,569	44,529
Amortization of premiums on investments, net of accretion of discounts	9,592	9,573
Stock-based compensation	24,741	24,075
Excess tax benefit from employee stock-based compensation	(5,080)	(3,692)
Deferred revenue	850	(1,808)
Deferred income tax	(4,220)	(3,745)
Other-than-temporary impairment loss on equity investment	39,482	—
Goodwill and asset impairment charges	12,746	—
Gain on contingent consideration	—	(7,994)
Loss on disposal of property and equipment	364	1,065
Changes in assets and liabilities:
Trade and other accounts receivable	(1,112)	2,649
Inventories	(11,168)	(1,154)
Prepaid expenses	408	3,055
Other current assets	384	(360)
Other long-term assets	7,164	(559)
Accounts payable	(2,698)	(6,265)
Accrued salaries and employee benefits	2,981	(133)
Other accrued expenses	(1,398)	(4,417)
Income tax payable	10,313	7,688
Other long-term liabilities	1,211	122

Net cash provided by operating activities	181,253	169,566

Investing activities:
Proceeds from sales and maturities of marketable securities	489,241	427,821
Purchases of marketable securities	(395,190)	(401,434)
Purchases of property, plant and equipment	(41,664)	(30,716)
Purchase of capitalized software	(6,053)	(3,891)
Purchases of intangible assets, including licenses and manufacturing access fees	(5,259)	(2,513)
Net cash paid for business combinations	—	(53,000)
Cash paid for investment in Roka Bioscience	(3,980)	—
Cash paid for investment in Pacific Biosciences	—	(50,000)
Other	(209)	(738)

Net cash provided by (used in) investing activities	36,886	(114,471)

Financing activities:
Repurchase and retirement of common stock	(250,000)	(99,935)
Proceeds from issuance of common stock and employee stock purchase plan	49,932	31,830
Payment of contingent consideration	—	(10,000)
Repurchase and retirement of restricted stock for payment of taxes	(1,615)	(1,257)
Excess tax benefit from employee stock-based compensation	5,080	3,692
Borrowings, net	8,000	(228)

Net cash used in financing activities	(188,603)	(75,898)

Effect of exchange rate changes on cash and cash equivalents	(2,205)	(2,123)

Net increase (decrease) in cash and cash equivalents	27,331	(22,926)
Cash and cash equivalents at the beginning of period	59,690	82,616

Cash and cash equivalents at the end of period	$87,021	$59,690